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                                  Exhibit 4.22

                   AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.
                             100 Second Avenue South
                                  Suite 1100 S
                          St. Petersburg, Florida 33701

January 26, 2000

Mr. Gordon C. Dumont
GCD Investments, LLC

      RE:   Termination of Agreements by and
            between Affinity International Travel Systems, Inc.
            and GCD Investments, LLC

Dear Mr. Dumont:

      Thank you for participating in our recent telephone conferences regarding the proposed termination and waiver of that certain Subscription Agreement by and between Affinity International Travel Systems, Inc. ("AFFT") and GCD Investments, L.L.C. ("GCD") dated December 20, 1999 (the "Subscription Agreement").

      As we discussed, both AFFT and GCD desire to terminate the Subscription Agreement ab initio, and enter into the Warrant Subscription Agreement to be effective as of December 20, 1999, on substantially the terms and conditions contained on the form attached hereto as Exhibit A. As such, this letter, with your consent, evidenced by your execution of this letter where indicated below, will vitiate the Subscription Agreement and all terms and conditions contained therein.

      As consideration for the termination of the rights afforded to GCD in the Subscription Agreement, AFFT hereby agrees and covenants to the following:

      A. AFFT will file, and will use its best efforts to cause to become effective, a registration on Form S-1 or SB-1 under the Securities Act of 1933, as amended (the "Act"), of all shares of common stock underlying all warrants purchase and/or granted and/or issued to GCD.

      B. Beginning on February 25, 2000 and until the effective date of the aforementioned registration statement, AFFT will maintain adequate current public information in satisfaction of the requirements for resales of restricted stock pursuant to Rule 144 under the Act ("Rule 144") and Rule 15c-2(11) under the Exchange Act, including, but not limited to, the publication over a nationally recognized reporting service or newswire of annual audited financial statements and semi-annual interim unaudited balance sheets and income statements. Additionally, if it becomes necessary for GCD to utilize Rule 144 for a resale of such common stock, AFFT will cause its legal counsel to promptly provide the necessary opinion to the transfer agent for AFFT, but in no event later than ten (10) business days from the provision of all
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required documents to such counsel, allowing such resale in reliance on Rule
144. Notwithstanding the foregoing sentence, such legal counsel will not be required to issue any such opinion if it has determined in good faith that Rule 144 is not available for the contemplated resale.

      C. AFFT will promptly pay all reasonable legal fees, costs and expenses of GCD incurred in connection with the transactions contemplated hereby and/or referred to herein (including expenses (exclusive of underwriting discounts and commissions) in connection with the registration of the shares to be registered pursuant to Paragraph A above).

      Each party hereto acknowledges that a refusal without just cause by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other party, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of the agreement contained herein by the party that so refused or failed to consummate the transactions contemplated hereby. In any action to enforce the terms hereof, the successful party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the party who refused or failed to perform this Agreement.

      Nothing in this letter nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by both parties.

      The provisions of this agreement may be specifically assigned, transferred, pledged, encumbered, mortgaged or otherwise alienated by GCD, and AFFT shall be bound by the terms hereof to such assignee or transferee.

      The consummation of the transactions contemplated herein is conditioned on the receipt of all necessary approvals of the board of directors of AFFT.

      It is specifically agreed that this letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
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      If you agree with the foregoing, please execute this letter where indicated below to evidence your (i) consent to terminate the Subscription Agreement and (ii) acceptance of the terms and conditions as contained herein.

                                          AFFINITY INTERNATIONAL
                                          TRAVEL SYSTEMS, INC.


                                          /s/ D.G. Brandano
                                          -----------------------------
                                          DANIEL G. BRANDANO
                                          President and
                                          Chief Executive Officer


      Consented to and accepted this 26th day of January, 2000.

                                    Name: GCD INVESTMENTS, LLC

                                          BY:  GCD INVESTMENTS, L.P.


                                          BY:  /s/ Gordon C. Dumont
                                               ------------------------
                                               GORDON C. DUMONT
                                               General Partner
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                                    EXHIBIT A